Exhibit 99.4

PURCHASE OPTION EXERCISE AGREEMENT

PURCHASE OPTION EXERCISE AGREEMENT, dated as of February 3, 2017 (this “Exercise Agreement”), among RIVERWOOD CAPITAL PARTNERS L.P., a Cayman Islands exempted limited partnership (“RCP”), LSGC HOLDINGS III LLC, a Delaware limited liability company (“Buyer”), RW LSG Holdings, LLC, a Delaware limited liability company (“RW LSG Holdings”) and RW LSG Management Holdings, LLC, a Delaware limited liability company (“RW LSG Management”).

RECITALS:

WHEREAS, pursuant to a Membership Interest Purchase Option dated as of September 11, 2015, among RCP, Buyer, RW LSG Holdings and RW LSG Management (the “Option Agreement”), Buyer was granted an option to acquire (i) all of the outstanding membership interests of RW LSG Holdings for an aggregate amount equal to $15,000,000, (ii) 554,221 shares of common stock, par value $0.001 per share, of Lighting Science Group Corporation, a Delaware corporation (“Common Stock”) for an aggregate of $150,000 and (iii) a warrant to purchase an aggregate of 12,664,760 shares of Common Stock for no additional consideration;

WHEREAS, capitalized terms used but not defined herein shall have the respective meanings set forth in the Option Agreement;

WHEREAS, Buyer desires to amend the Option Agreement as provided in this Exercise Agreement and to exercise the Purchase Option on such amended terms; and

WHEREAS, RCP and Sellers are willing to agree to the amendment of the Option Agreement on the terms and conditions provided herein, including the execution and delivery of a mutual release as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:

1. Option Exercise. Buyer hereby notifies Seller of Buyer’s election to exercise the Purchase Option and purchase all of the Membership Interests and Optioned Common Stock and acquire the Special Warrant for no additional consideration, in each case in accordance with the terms and conditions of the Option Agreement as amended by the Price Amendment (as defined in Section 2 below). The Buyer and Seller covenant and agree to take all necessary actions to cause, subject to the terms and conditions set forth herein and in the Option Agreement, the closing of the transactions contemplated by the Purchase Option as more fully set forth in the Option Agreement no later than ten (10) Business Days following the date hereof. For purposes of this Exercise Agreement, “Business Day” shall mean a day, other than a Saturday or a Sunday, on which commercial banks located in New York, New York are not closed for business as a result of a federal, state or local holiday.

2. Price Amendment. The parties agree that solely for purposes of the exercise of the Purchase Option pursuant to Section 1 of this Exercise Agreement (the “February 2017 Exercise”), the Option Agreement shall be amended such that: (a) the Holdings Price shall equal $9,000,000 and (b) the Common Price shall equal $90,000 (the amendments provided in clauses (a) and (b), collectively, the “Price Amendment”). The Price Amendment shall not apply in any respect to any exercise of the Purchase Option other than the February 2017 Exercise, and to the extent the February 2017 Exercise is not consummated or completed in a timely manner in accordance with the provisions of the Option Agreement, the Price Amendment shall have no effect. The parties further acknowledge and agree that solely in connection with the February 2017 Exercise, the offer required to be made to VantagePoint pursuant to Section 8.8 of the Option Agreement shall be correspondingly amended to reflect the Price Amendment and shall be at a price of $200.00 per share.

3. Conditions to Closing.

(a) The obligations of Buyer to consummate the Closing shall be subject to the prior or concurrent satisfaction or waiver of each of the following conditions:

(i) Each of the Sellers, RW LSG Management, RW LSG Holdings and RCP, as applicable, shall have satisfied all of the conditions set forth in Section 3.1(a) of the Option Agreement (including the delivery by each Seller to Buyer of a duly executed Joinder Agreement);

(ii) Each of the Sellers, RW LSG Management and RW LSG Holdings shall have delivered to Buyer a certificate of an authorized officer of such Seller, RW LSG Management or RW LSG Holdings, as applicable, dated as of the Closing Date, stating that the conditions specified in Section 3.1(a)(ii) and Section 3.1(a)(iii) of the Option Agreement, solely as they relate to such Seller, RW LSG Management or RW LSG Holdings, as applicable, have been satisfied;

(iii) RCP shall have delivered, or cause to be delivered, to Buyer each of the items set forth in Section 3.2 of the Option Agreement; and

(iv) RCP shall have delivered to Buyer a counterpart signature page to a Mutual Release in the form attached as Exhibit A hereto dated the Closing Date (the “Mutual Release”), executed by RCP.

(b) The obligations of RCP, the other Sellers, RW LSG Management and RW LSG Holdings to consummate the Closing shall be subject to the prior or concurrent satisfaction or waiver of each of the following conditions:

(i) Buyer shall have satisfied all of the conditions set forth in Section 3.1(b) of the Option Agreement;

(ii) Buyer shall have delivered to RCP a certificate of any authorized officer of Buyer, dated as of the Closing Date, stating that the conditions specified in Section 3.1(b) of the Option Agreement have been satisfied;

(iii) Buyer shall have delivered, or caused to be delivered, to the Sellers and RW LSG Management, as applicable, each of the items set forth in Section 3.3 of the Option Agreement; and

(iv) Buyer shall have delivered, or caused to be delivered, to RCP the Mutual Release executed by Pegasus Capital Advisors, L.P.

4. Expenses. Buyer agrees to pay the reasonable and documented out-of-pocket costs and expenses of Sellers and RCP (including expense of legal counsel) in connection with the preparation and negotiation of this Agreement, the closing of the transactions contemplated hereby, any filings or notices required under applicable securities laws with respect thereto or otherwise incurred and currently outstanding with respect to the Company in an aggregate amount not to exceed $150,000.

5. Tax Matters. The parties agree that as a result of the transactions the taxable year of RW LSG Holdings shall terminate as of the Closing, for federal and applicable other income tax purposes, and all items of income, gain, loss and deduction for the taxable period through the close of business on the Closing Date shall be allocated to the owners of RW LSG Holdings immediately prior to the transactions (excluding, for the avoidance of doubt, Buyer). After the Closing, RCP shall prepare at its expense (in a

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manner consistent with past practice, unless otherwise required by applicable law) and deliver to Buyer all U.S. federal and applicable other income Tax Returns of RW LSG Holdings for any taxable years ending on or prior to the Closing Date that have not been filed as of the Closing Date (the “Pre-Closing Income Tax Returns”) and Buyer shall, upon receipt of such Pre-Closing Income Tax Returns, cause such Pre-Closing Income Tax Returns to be promptly filed with the applicable Tax Authority, provided they are prepared in accordance with applicable law and that Buyer has such authority under applicable law. Buyer and RCP shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Pre-Closing Income Tax Returns and any Tax audit, litigation or other proceeding with respect to RW LSG Holdings with respect to taxable periods (or portions thereof) ending on or before the Closing Date. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. RCP shall, at its sole expense, represent the interests of RW LSG Holdings in any audit or dispute of any income Tax Return of RW LSG Holdings for any period ending on or before the Closing Date, including, without limitation, any disposition of such audit and any litigation resulting therefrom; provided, however, that (i) in order to control any such dispute RCP must first acknowledge in writing that any resulting taxes and losses will be borne by RCP, (ii) RCP shall not settle any such dispute without the prior written consent of Buyer, not to be unreasonably withheld, conditioned or delayed and (iii) Buyer and RW LSG Holdings shall be entitle to fully participate in any such proceedings at its sole expense.

6. Notices. Any notices, requests and demands hereunder shall be in writing and shall be given in the same manner as provided under the Option Agreement.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to any conflict of Laws provisions thereof that would result in the application of the Law of a different jurisdiction. Any legal proceedings relating to or arising out of this Exercise Agreement may be brought only in the same manner as provided under the Option Agreement.

8. Successors and Assigns; Assignment. This Exercise Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and assigns under the Option Agreement, provided that neither this Exercise Agreement nor any rights or obligations hereunder shall be assigned or delegated by any party hereto except in connection with an assignment of the rights of such party under the Option Agreement on the terms provided therein. This Exercise Agreement is not intended to confer upon any Person other than the parties and their permitted assigns any rights or remedies.

9. Counterparts. This Agreement may be executed in counterparts (including via facsimile or e-mail in .pdf format), each of which shall be an original and all of which shall constitute a single agreement.

10. Amendments and Waivers. No amendment, modification or supplement to the Agreement shall be enforced against any party unless such amendment, modification or supplement is in writing and signed by each of the parties hereto. Any waiver by any party of any term of this Agreement shall not operate as or be construed to be a waiver of any other term of this Agreement. Any waiver must be in writing and signed by the party charged therewith.

11. Effectiveness. It is understood that this Agreement is not effective and binding upon any of the parties hereto until executed and delivered by each of the parties hereto.

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12. Headings. The headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

13. Entire Agreement. This Exercise Agreement together with the Option Agreement constitutes the entire agreement and understanding between the parties and is the final expression thereof and supersede any and all prior agreements and understandings, written or oral, formal or informal, between the parties relating to the subject matter hereof and thereof.

14. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LSGC HOLDINGS III LLC

By:	PEGASUS PARTNERS V, L.P.,
its sole member

By:	PEGASUS INVESTORS V, L.P.,
its general partner

By:	PEGASUS INVESTORS V (GP), L.L.C.,
its general partner

By:	/s/ Daniel Stencel
Name:	Daniel Stencel
Title:	Chief Financial Officer

[Signature Page to Purchase Option Exercise Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

RIVERWOOD CAPITAL PARTNERS L.P.

By:	Riverwood Capital L.P., its general partner

By:	Riverwood Capital GP Ltd., its general partner

By:	/s/ Thomas J. Smach
Name:	Thomas J. Smach
Title:	Director

RW LSG HOLDINGS LLC

By:	Riverwood Capital Partners L.P., its manager

By:	Riverwood Capital L.P., its general partner

By:	Riverwood Capital GP Ltd., its general partner

By:	/s/ Thomas J. Smach
Name:	Thomas J. Smach
Title:	Director

RW LSG MANAGEMENT HOLDINGS LLC

By:	Riverwood Capital Management L.P., its manager

By:	Riverwood Capital Management Ltd., its general partner

By:	/s/ Thomas J. Smach
Name:	Thomas J. Smach
Title:	Director

EXHIBIT A

Mutual Release

(Attached)

EXECUTION

MUTUAL GENERAL RELEASE AGREEMENT

This MUTUAL GENERAL RELEASE AGREEMENT (the “Agreement”) is made and entered into as of February 3, 2017, by and between and RIVERWOOD CAPITAL PARTNERS L.P., a Cayman Islands exempted limited partnership (“RCP”), and PEGASUS CAPITAL ADVISORS, L.P., a Delaware limited partnership (“PCA”). Each of RCP and PCA is referred to as a “Party” and collectively as the “Parties”.

WHEREAS, RW LSG Holdings, LLC, a Delaware limited liability company and an affiliate of RCP (“RW LSG Holdings”), has previously, from time to time, purchased from Lighting Science Group Corporation, a Delaware corporation (the “Company”), various securities of the Company pursuant to various agreements (“Company Securities”), and certain affiliates of RW LSG Holdings have from time to time performed certain services and entered into various other agreements, arrangements and understandings with the Company in addition to those entered into by RW LSG Holdings in its capacity as a holder of Company Securities (“Additional Arrangements”);

WHEREAS, pursuant to a Membership Interest Purchase Option dated as of September 11, 2015, among RCP, LSGC Holdings III LLC, a Delaware limited liability company and an affiliate of PCA (“Buyer”), RW LSG Holdings and RW LSG Management Holdings (the “Option Agreement”), Buyer was granted an option to acquire all of the outstanding membership interests of RW LSG Holdings and certain Company Securities held by RW LSG Management Holdings;

WHEREAS, upon consummation of the acquisition contemplated under the Option Agreement (the “Option Closing”), RW LSG Holdings will no longer be an affiliate of RCP and will instead be an affiliate of PCA; and

WHEREAS, Buyer has requested that RW LSG Holdings agree to amend the terms of the Option Agreement by entering into the Purchase Exercise Agreement, dated as of February 3, 2017 (the “Exercise Agreement”), and in connection with and as a condition to such amendment, the Parties have agreed to enter into this Agreement immediately prior to such Option Closing.

NOW THEREFORE, for and in consideration of the mutual covenants and promises expressed herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the Parties hereby agree as follows:

1. Release of Known and Unknown Claims.

(a) Each Party, on behalf of itself and each and all of its affiliates (including (x) in the case of PCA, the Company and (y) in the case of RCP, RW LSG Holdings) and its and their current or former officers, directors, managers, partners, equityholders, employees, agents, successors and assigns (collectively, “Representatives” and together with such Party’s affiliates, the “Affiliated Parties”) hereby irrevocably and unconditionally releases and forever discharges (in such capacity, a “Releasor”) each other Party, such other Party’s predecessors and the respective Affiliated Parties of such other Party and the Affiliated Parties of such other Party’s predecessors (in such capacity, each, a “Releasee”), from any and all charges, complaints, claims, liabilities, controversies, damages, actions, causes of action, suits, rights, demands, costs, attorneys’ fees, losses, penalties, fines, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including without limitation claims under any federal, state or foreign securities laws and the rules and regulations promulgated thereunder (each a “Claim”) which such Releasor now has, owns or holds, or claims to have, own or hold, or at any time heretofore had, owned or held, or claimed to have, owned or held against any Releasee, in each case related to or arising from actions or omissions occurring prior to the date hereof, and which are related to or arising from such Releasor’s or Releasee’s ownership interests in, contractual or equitable relationship with, or other interest or arrangement with the Company or otherwise related to any Company Securities or with respect to any Additional Arrangements (each a “Released Claim”).

(b) Notwithstanding the foregoing, “Released Claim” shall not include any claim by a Releasor against the Company solely in its individual capacity (and not as an equityholder) as a director or officer of the Company or any of its subsidiaries, and this Agreement shall in no way limit the rights or obligations of any director or officer of the Company or any of its subsidiaries with respect to the exercise by such individual of his or her fiduciary duties solely in such individual capacity, nor affect (i) any right of any director or officer of the Company or any of its subsidiaries solely in its individual capacity as such to insurance, indemnification, expense reimbursement or similar compensation and benefits or (ii) the rights and obligations of the parties under the Option Agreement or the Exercise Agreement.

(c) As used herein: “affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; and “Person” means any individual, corporation, partnership, limited liability company, joint venture or other entity.

2. Right to Consult an Attorney. Each Party expressly acknowledges and agrees that it: (i) has been advised to consult with an attorney (who is familiar with the provisions of California Civil Code Section 1542) before signing this Agreement; (ii) has carefully read this Agreement in its entirety, (iii) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with its independent legal counsel, or has had a reasonable opportunity to do so; (iv) has had answered to its satisfaction by its independent legal counsel any questions it has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (v) is signing this Agreement voluntarily and of its own free will and agrees to abide by all the terms and conditions contained herein.

3. Waiver of California Civil Code Section 1542.

(a) Each Party hereby expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance and consequences of such specific waiver of California Civil Code Section 1542.

(b) Each Party acknowledges and understands that California Civil Code Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of Section 1542, each Party expressly acknowledges and agrees that the release set forth in Section 1 above is intended to include and does include in its effect, without limitation, all such claims which such Party does not know or suspect to exist at the time of the execution of this Agreement, and that this Agreement contemplates the extinguishment of those claims.

4. Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other Releasees that such Party has not assigned, transferred, subrogated, or purported to assign any Released Claim.

5. Non-Assistance. Each Party agrees that it will not, and will not cause any of its Representatives to, voluntarily promote, assist, or participate in any other Claims against the other Releasees with respect to the Company, any Additional Arrangements or the Company Securities unless compelled to do so by court order, duly authorized subpoena, or order of a valid governmental authority.

6. No Admissions. Nothing contained herein is an admission of wrongdoing or liability by any of the Parties, their Representatives or the other respective Releasees.

7. Miscellaneous.

(a) This Agreement shall be binding on the Parties and, as applicable, upon their heirs, administrators, Representatives, executors, successors and assigns, and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors and assigns.

(b) The Parties acknowledge that the Parties and, if represented, their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

(c) As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

(d) No waiver by any of the Parties of any term or provision of this Agreement shall be a waiver of any preceding, concurrent or succeeding breach of this Agreement or of any other term or provision of this Agreement. No waiver shall be binding on the part of, or on behalf of, any other party entering into this Agreement.

(e) If any provision of this Agreement is deemed to be illegal, invalid, or unenforceable, such portion shall be deemed modified in such manner as to render such portion valid, legal and enforceable to the fullest extent permitted by law in such jurisdiction. The legality, validity and enforceability of the remaining parts shall not be affected.

(f) Any amendment or modification of this Agreement must be in writing, and signed by each Party.

(g) This Agreement, together with the documents expressly referenced herein, contains all of the terms and conditions agreed upon by the Parties regarding the subject matter of this Agreement. Any prior agreements, promises, negotiations or representations, either oral or written, relating to the subject matter of this Agreement are of no force or effect.

(h) For the purpose of this Agreement, all communications provided for in this Agreement, shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses, sent via electronic mail to the respective email address or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery, electronic mail or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by registered mail shall be deemed given two days after the date of deposit in the mail.

If to RCP, to:

c/o Riverwood Capital Management L.P.

70 Willow Road, Suite 100

Menlo Park, CA 94025

Attention: Jeffrey T. Parks

Tel: (650) 618-7300

Email: jeff@rwcm.com

with a copy (which shall not constitute notice or constructive notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention: Kirsten Jensen

Tel: (650) 251-5000

Email: kjensen@stblaw.com

If to PCA:

Pegasus Capital Advisors, L.P.

99 River Road

Cos Cob, CT 06807

Attention: Joel Haney

Tel: (212) 710-3493

Email: jhaney@pcalp.com

With a copy (which shall not constitute notice or constructive notice) to:

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attention: Michael D. Paley, P.C.

Tel: 312-862-2096

Email: michael.paley@kirkland.com

(i) This Agreement and the rights, duties and obligations of the parties hereto shall be interpreted, construed, performed, and enforced in accordance with and shall be governed by the laws of the State of Delaware, without giving effect to its conflict of law provisions.

(j) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall constitute one and the same instrument together. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including documents in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Agreement

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IN WITNESS WHEREOF, the parties have executed this Mutual General Release Agreement on the dates set forth below.

PEGASUS CAPITAL ADVISORS, L.P.

By:	Pegasus Capital Advisors GP, LLC,
its General Partner

By:
Name:
Title:

RIVERWOOD CAPITAL PARTNERS, L.P.

By:	Riverwood Capital L.P., its General Partner

By:	Riverwood Capital GP Ltd., its General Partner

By:
Name:
Title:

[Signature Page to Mutual General Release Agreement]